Exhibit 99.2

TTM Digital Assets & Technologies, Inc.

F/K/A TTM Ventures, LLC

Condensed Consolidated Financial Statements

March 31, 2021 and 2020

TTM Digital Assets & Technologies, Inc.

F/K/A TTM Ventures, LLC

Table of Contents

For the three months ended March 31, 2021 and 2020

TTM Digital Assets & Technologies, Inc.

F/K/A TTM Ventures, LLC

Condensed Consolidated Balance Sheets

	March 31,	December 31
	2021	2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$261,739	$67,170
Digital assets	13,631	23,566
Related party receivables	16,262	16,613
Total current assets	291,632	107,349

Mining equipment, net	943,763	1,272,471
Other receivables	-	826
Investment in Up North Hosting, LLC	647,386	643,799
Total assets	$1,882,781	$2,024,445

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$-	$7,170
Accrued liabilities	89,500	117,940
Related party loan	-	75,000
Total current liabilities	89,500	200,110

LONG-TERM LIABILITIES
Deferred tax liability	178,508	-
Total long-term liabilities	178,508	-
Total liabilities	268,008	200,110

Commitments and contingencies

EQUITY
Members' equity	-	2,059,917
Subscription receivable	-	(100,000)
Common stock, $.000001 par value, 100 shares and 0 shares authorized at March 31, 2021 and December 31, 2020 respectively; 67 shares and 0 shares issued and outstanding at March 31, 2021 and December 31, 2020 respectively	0	-
Additional paid-in capital	538,721
Retained earnings (deficit)	1,076,052	(135,582)
Total Equity	1,614,773	1,824,335
Total Liabilities and Equity	$1,882,781	$2,024,445

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TTM Digital Assets & Technologies, Inc.

F/K/A TTM Ventures, LLC

Condensed Consolidated Statements of Operations

	March 31,	March 31,
	2021	2020
REVENUES
Mining Income	$2,017,591	$279,039

COSTS AND EXPENSES
Cost of revenues, excluding depreciation shown below	131,382	110,699
Depreciation expense	199,464	208,301
Management fees	321,581	16,941
Selling, general, and administrative	57,116	-
Total costs and expenses	709,543	335,941
OPERATING INCOME (LOSS)	1,308,048	(56,902)

OTHER (INCOME) EXPENSE
Realized gain on sale of digital assets	(87,005)	(6,018)
(Gain)/ loss on disposal of assets	6,850	(3,027)
Other expense	1,648	1,331
Total other income	(78,507)	(7,714)

INCOME (LOSS) BEFORE INCOME TAXES AND INCOME IN EQUITY METHOD INVESTEE	1,386,555	(49,188)

PROVISION FOR INCOME TAXES	178,508	-
INCOME (LOSS) BEFORE INCOME IN EQUITY METHOD INVESTEE	1,208,047	(49,188)

SHARE OF NET INCOME OF EQUITY METHOD INVESTEE	(3,587)	(3,270)
NET INCOME (LOSS)	1,211,634	(45,918)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TTM Digital Assets & Technologies, Inc.

F/K/A TTM Ventures, LLC

Condensed Consolidated Statement of Stockholder’s/ Members’ Equity

	Members' equity	Common Stock		Additional paid in	Retained Earnings	Subscription	Total
	Amount	Shares	Amount	capital	(deficit)	Receivable	Equity
December 31, 2019	$2,670,967	-	$-	$-	$(587,091)	$(100,000)	$1,983,876
Distributions to members'	(152,472)	-	-	-	-	-	(152,472)
Net income	-	-	-	-	(45,918)	-	(45,918)
March 31, 2020	$2,518,495	-	$-	$-	$(633,009)	$(100,000)	$1,785,486

December 31, 2020	$2,059,917	-	$-	$-	$(135,582)	$(100,000)	$1,824,335
Distributions to members'	(1,521,216)	-	-	-	-	-	(1,521,216)
Net income	-	-	-	-	1,211,634	-	1,211,634
Payment of subscription receivable	-	-	-	-	-	100,000	100,000
Exercise of 'Moon Manager' warrants	-	-	0	20	-	-	20
LLC Conversion	(538,701)	67	0	538,701	-	-	-
March 31, 2021	$-	67	$0	$538,721	$1,076,052	$-	$1,614,773

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TTM Digital Assets & Technologies, Inc.

F/K/A TTM Ventures, LLC

Consolidated Statements of Cash Flows

	March 31,	March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,211,634	$(45,918)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	199,464	208,301
(Gain)/ loss on sale of mining equipment	6,850	(3,027)
Realized gain on sale of digital assets	(87,005)	(6,018)
Equity in earnings of equity method investment	(3,587)	(3,270)
Deferred tax liability	178,508	-

Changes in assets and liabilities:
Digital assets	(1,675,082)	(260,872)
Related party receivable	351	12,840
Other receivables	826	(1,021)
Accounts payable	(7,170)	-
Accrued liabilities	(28,439)	(42,323)
Net cash used in operating activities	$(203,650)	$(141,308)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of digital assets	$250,807	$120,000
Purchase of mining equipment	-	(5,674)
Proceeds from sale of mining equipment	47,392	15,561
Distributions received from Up North Hosting	-	12,246
Net cash provided by investing activities	$298,199	$142,133

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of loans	$-	$(10,000)
Cash received for exercising of warrants	20
Payment of Subscription receivable	100,000	-
Net cash provided by (used in) financing activities	$100,020	$(10,000)

Net increase (decrease) in cash and cash equivalents	194,569	(9,175)
Cash and cash equivalents at beginning of period	67,170	34,372
Cash and cash equivalents at end of period	$261,739	$25,197

Supplemental disclosure of noncash investing and financing activities:
Distribution of digital asset to members	$1,521,216	$152,472
Settlement of loan with mining equipment	$75,000	$-

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,267	$-

TTM Digital Assets & Technologies, Inc.

F/K/A TTM Ventures, LLC

Notes to Condensed Consolidated Financial Statements

NOTE 1 – NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT RISKS

TTM Digital Assets & Technologies, Inc. (formerly known as “TTM Ventures, LLC”) (“TTM Digital”, “the Company”, “we”) is a digital asset (cryptocurrency) mining company. The Company specializes in mining using Graphics Processing Units (GPU) for digital asset mining. The Company’s operations are primarily focused on mining Ethereum. Ethereum is a blockchain platform with its own cryptocurrency, called Ether (ETH) or Ethereum. Ether is the cryptocurrency generated by the Ethereum protocol as a reward to miners in a proof-of-work system for adding blocks to the blockchain. TTM Digital operates its digital asset mining operations out of two data centers optimized for digital asset mining in the United States. Operating from North Carolina (beginning in 2021) and New York. The Company’s operation is heavily focused on the mining activities associated with digital assets and the miners are currently configured to be utilized within the Ethereum blockchain. As the operational focus of the business, the continuation of the Ethereum blockchain is a critical dependency of the business. Historically, the Company has mined other digital assets which operate on network configurations compatible to the mining equipment on hand.

TTM Digital was formed as a Delaware LLC and was operated as a manager-managed company. TTM Digital had a total of 18 members and was managed by managers through the management company, Moon Manager LLC. TTM Digital has one subsidiary, Down South Hosting LLC. This holding company owns a 50% interest in Up North Hosting LLC (“Up North Hosting” or “UNH”). In exchange for the services being provided, Moon Manager, LLC (the “manager”) was compensated with a management fee equal to ten percent (10%) of net profits, as defined in the operating agreement. The management fee is increased to 20% when certain recoupment criteria by each initial member of the Company, as well as any additional person who becomes a member of the Company is met as outlined in the Company’s operating agreement The Company’s initial members met the recoupment criteria on December 29, 2020. The Company’s additional members from the 2020 Capital Raise met the recoupment criteria on February 23, 2021. The Management fees are no longer incurred as part of the conversion to a Corporation on March 30, 2021 as outlined below.

The Company went through a conversion to a Nevada-based Corporation from a Delaware registered LLC on March 30, 2021. The Company also changed its name to TTM Digital Assets & Technologies, Inc. (“TTM Digital”) as part of the conversion. As a result of the conversion to a Nevada-based Corporation, authorized 100 shares and issued 67 shares of common stock, $0.000001 par value. The existing member interests were converted based on their relative share in the number of outstanding units and converted into shares of common stock.

Up North Hosting owns a datacenter in New York and TTM Digital has the right to utilize 50% of the capacity in the datacenter for hosting of its equipment through a Property Use Agreement. As part of the agreement, TTM Digital uses the datacenter for their mining activities and pays the pro-rata share, based on estimated electricity usage, of their miners at cost. Management has determined that Up North Hosting meets the definition of a Variable Interest Entity (“VIE”) but does not have a primary beneficiary. Management determined that UNH is not a Voting Interest Entity as no Member has a controlling financial interest. These determinations resulted in the UNH interest being accounted for as an equity method investment.

NOTE 2 - Liquidity and Capital Resources

As of March 31, 2021, the Company had an approximate cash balance of $262,000, working capital of approximately $202,000, equity of approximately $1,615,000 and retained earnings of approximately $1,076,000. As of the date of issuance of the condensed consolidated financial statements, the Company believes it has sufficient liquidity to fund operations for the next twelve months based upon cash on hand, and future projections. The Company’s liquidity projections and actual performance through issuance assume additional growth in revenues as well as profitability or positive cash flows from operations. However, there is no assurance that those estimates will be achieved or that the Company will be able to manage costs in order to achieve profitability or positive cash flows from operations.

TTM Digital Assets & Technologies, Inc.

F/K/A TTM Ventures, LLC

Notes to Condensed Consolidated Financial Statements

March 31, 2021 and 2020

Funding the Company’s operations on a go-forward basis will rely significantly on the Company’s ability to continue to mine cryptocurrency and the spot or market price of the cryptocurrency mined. The Company expects to generate ongoing revenues from the mining of cryptocurrencies, primarily Ethereum currency rewards, in its mining facilities. The Company’s ability to liquidate Ethereum currency rewards at future values will be evaluated from time to time to generate cash for operations. Generating Ethereum currency rewards, which exceed production and overhead costs will determine the Company’s ability to report profit margins related to such mining operations. If the Company is unable to generate sufficient revenue from Ethereum mining when needed or secure additional sources of funding, it may be necessary to significantly reduce the current rate of spending or explore other strategic alternatives.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Down South Hosting, LLC. All significant intercompany transactions and balances have been eliminated in consolidation.

The Company has a 50% interest in Up North Hosting, LLC (“UNH”), which is accounted for as an equity method investment and is not consolidated. See Note 1 and 8 for additional information around UNH.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (GAAP) have been condensed or omitted. Accordingly, the unaudited condensed consolidated financial statements do not include all information and footnotes required by GAAP for complete annual financial statements. However, we believe that the disclosures included in these consolidated financial statements are adequate to make the information presented not misleading. The unaudited condensed consolidated financial statements, in the opinion of management, reflect all adjustments which include normal recurring adjustments necessary for a fair presentation of such interim results. The interim results are not necessarily indicative of the results that we will have for the full year ended December 31, 2021 or any subsequent period. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes to those statements for the year ended December 31, 2020 and 2019.

Use of Estimates

The preparation of the accompanying condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Significant accounting estimates were used in preparation of our financial statements as it relates to the expected useful lives of assets, revenue recognition and the fair value of digital assets.

TTM Digital Assets & Technologies, Inc.

F/K/A TTM Ventures, LLC

Notes to Condensed Consolidated Financial Statements

March 31, 2021 and 2020

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash. The Company’s cash is deposited with commercial banks in the United States but exceeds federally insured limits from time to time. The recorded carrying amount of cash and cash equivalents approximates their fair value.

Mining Equipment

Mining Equipment is stated at cost. Depreciation is computed using the straight-line method regardless of the category of asset. The Company has determined that the useful life of GPUs is 3-years and remaining mining equipment (primarily chassis, power supply units, computer memory, motherboards, risers, and fans) is depreciated over the estimated useful life of 5-years.

Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the statement of operations.

The rate at which the Company generates digital assets and, therefore, consumes the economic benefits of its transaction verification servers are influenced by several factors including the following:

-	the complexity of the transaction verification process which is driven by the algorithms contained within the Ethereum open-source software;

-	the general availability of appropriate computer processing capacity on a global basis (commonly referred to in the industry as hashing capacity which is measured in Terahash units); and

-	technological obsolescence reflecting rapid development in the transaction verification server industry such that more recently developed hardware is more economically efficient to run in terms of digital assets generated as a function of operating costs, primarily power costs. I.E., the speed of hardware evolution in the industry is such that later hardware models generally have faster processing capacity combined with lower operating costs and a lower cost of purchase.

The Company operates in an emerging industry for which limited data is available to make estimates of the useful economic lives of specialized equipment. Management will review this estimate quarterly and will revise such estimates as and when data comes available.

To the extent that any of the assumptions underlying management’s estimate of useful life of its mining equipment are subject to revision in a future reporting period either because of changes in circumstances or through the availability of greater quantities of data then the estimated useful life could change and have a prospective impact on depreciation expense and the carrying amounts of these assets.

Impairment of Long-lived Assets

The Company reviews its long-lived assets, including mining equipment, for impairment whenever events or changes in circumstances indicate the carrying value of an asset or group of assets may not be recoverable. The carrying amount is considered not recoverable if the sum of the undiscounted cash flows to be generated from the use and eventual disposition of the asset group is less than the carrying amount of the asset group. If the carrying amount exceeds the undiscounted cash flows, then the carrying amount is compared to the fair value and an impairment loss is recorded for the difference between the fair value and the carrying amount. No impairment charges were identified during the periods ended March 31, 2021 or March 31, 2020.

TTM Digital Assets & Technologies, Inc.

F/K/A TTM Ventures, LLC

Notes to Condensed Consolidated Financial Statements

March 31, 2021 and 2020

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized:

-	Identification of the contract, or contracts, with a customer;

-	Identification of the performance obligations in the contract;

-	Determination of the transaction price;

-	Allocation of the transaction price to the performance obligations in the contract; and

-	Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company has entered into mining pools with the operators to provide computing power to the mining pool. The Company is entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less transaction fees to the mining pool operator) for successfully adding a block to the blockchain. The Company’s fractional share is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm. Providing computing power in digital asset transaction verification services is an output of the Company’s ordinary activities. The provision of providing such computing power is the only performance obligation in the Company’s contracts with mining pool operators The transaction consideration the Company receives, if any, is noncash consideration. The transaction price of the Company’s share of the cryptocurrency award is measured at fair value on the date received, which is not materially different than the fair value at the time the Company has earned the award from the mining pool. The consideration is all variable under the definition within ASC 606. Because it is not probable that a significant reversal of cumulative revenue will not occur, the consideration is constrained until the Company successfully places a block and the Company receives confirmation of the consideration it will receive, at which time revenue is recognized. There is no significant financing component in these transactions.

Fair value of the digital asset award received is determined using the quoted price of the related digital asset at the time of receipt. There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for digital assets recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, the Company may be required to change its policies, which could impact the Company’s consolidated financial position and results from operations. See Fair Value policy Note below.

Cost of Revenues, excluding Depreciation

Cost of revenues for the three-months ended March 31, 2021 and 2020 of approximately $131,000 and $111,000 respectively, consisted primarily of direct production costs of the mining operations, including hosting and utilities and pool fees, but excluding depreciation and amortization, which are separately stated on the Company’s consolidated statements of operations.

Digital Assets

Digital assets, (predominantly Ethereum) are included in current assets in the accompanying consolidated balance sheets. The classification of digital assets as a current asset has been made after the Company’s consideration of the consistent daily trading volume on cryptocurrency exchange markets, there are no limitations or restrictions on Company’s ability to sell Ethereum, and the pattern of actual sales of Ethereum by the Company. Cryptocurrencies purchased are recorded at cost and cryptocurrencies awarded to the Company through its mining activities are accounted for in connection with the Company’s revenue recognition policy disclosed above.

TTM Digital Assets & Technologies, Inc.

F/K/A TTM Ventures, LLC

Notes to Condensed Consolidated Financial Statements

March 31, 2021 and 2020

Cryptocurrencies held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the digital asset at the time its fair value is being measured. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted. No impairment was determined to have existed at the quarter-end periods reported herein.

The Company accounts for its gains or losses in accordance with the first in first out (FIFO) method of accounting. The Company recognized realized gains through the sale and disbursement of digital assets during the three-months ended March 31, 2021 of $87,005 and $6,018 for the period ended March 31, 2020. The value of digital assets held on March 31, 2021 and December 31, 2020 is $13,631 and $23,566, respectively.

Fair Value

The Company accounts for digital assets and other operating assets under Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 — observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 — assets and liabilities whose significant value drivers are unobservable.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and cash equivalents, and accounts payable, approximate fair value due to the short-term nature of these instruments. Historically, the Company has not held digital assets and have distributed mined digital assets within a short period of the award. The Company determined the fair value of digital asset earned during the periods ended March 31, 2021 and March 31, 2020 by using quoted prices in active markets. The Company evaluates all accessible active markets and then selects the market which they determine to be the principal market. Fair value is determined by the USD spot at the time digital assets are earned. Digital assets mined by the Company are classified within Level II of the fair value hierarchy.

TTM Digital Assets & Technologies, Inc.

F/K/A TTM Ventures, LLC

Notes to Condensed Consolidated Financial Statements

March 31, 2021 and 2020

Equity Method Investments

Equity method investments are equity securities in entities the Company does not control but over which it can exercise significant influence. These investments are accounted for under the equity method of accounting in accordance with ASC 323, Investments- Equity Method and Joint Ventures. Equity method investments are measured at cost minus impairment, if any, plus or minus the Company’s share of an investee’s income or loss.

Income Taxes

The Company operated as a limited liability company treated as a disregarded entity for tax purposes prior to the conversion to a Nevada Corporation on March 30, 2021. Accordingly, all tax effects of the Company’s income or loss are passed through to the member and no provision or liability for federal income taxes was previously included in the consolidated financial statements.

The Company now accounts for income taxes under the asset and liability method, which requires, among things, that deferred income taxes be provided for temporary differences between the tax basis of the Company’s assets and liabilities and their consolidated financial statement carrying amount. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating loss carryforwards. A valuation allowance is provided against deferred tax assets unless it is more likely than not that they will be realized. Significant judgement is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income and feasibility of tax planning strategies. If the Company changes its determination as to the amount of deferred tax assets that is more likely than not to be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made. As of March 31, 2021, the Company has recognized a deferred tax liability of $178,508 because of temporary differences arising from depreciation expense related to the Company’s mining equipment.

The Company follows the authoritative guidance regarding uncertain tax positions. The guidance requires that realization of an uncertain income tax position must be more likely than not (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the consolidated financial statements. As of March 31, 2021, the Company did not have any uncertain tax positions.

Members Distributions and Management Fees

As noted in Note 1, TTM Digital was managed through the management company, Moon Manager, LLC and compensates the manager via a management fee. The management fee was typically distributed weekly in the form of mined Ethereum. Distributions made to members throughout the periods presented were also typically made weekly through the transfer of digital assets. Management fees and member distributions were dissolved with the conversion to a corporation.

New Accounting Standards Adopted

Income Taxes

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes. The ASU removes certain exceptions for performing intra-period allocation and calculating income taxes in interim periods. It also simplifies the accounting for income taxes by requiring recognition of franchise tax partially based on income as an income-based tax, requiring reflection of enacted changes in tax laws in the interim period and making improvements for income taxes related to employee stock ownership plans. ASU 2019-12 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2020. Early adoption is permitted, including adoption in any interim period for which financial statements have not been issued. The new standard has not had a material impact on the consolidated financial statements or disclosures.

TTM Digital Assets & Technologies, Inc.

F/K/A TTM Ventures, LLC

Notes to Condensed Consolidated Financial Statements

March 31, 2021 and 2020

Equity Securities

In January 2020, the FASB issued ASU 2020-01, Investments – Equity Securities (Topic 321), Investments – Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815). The ASU amends and clarifies certain interactions between the guidance under Topic 321, Topic 323 and Topic 815, by reducing diversity in practice and increasing comparability of the accounting for these interactions. The amendments in the ASU should be applied on a prospective basis. The ASU is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted, including early adoption in an interim period for which financial statements have not yet been issued. The new standard has not had a material impact on the consolidated financial statements or disclosures.

Any new accounting standards, not disclosed above, that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 4 – MINING EQUIPMENT, NET

Mining equipment, net, was comprised of the following at:

	Balance as of period ended
	March 31,	December 31,
	2021	2020
Gross Mining Equipment:
Mining Equipment (non-GPUs)	$435,574	$554,028
GPUs	2,084,845	2,167,562

Accumulated Depreciation
Mining Equipment (non-GPUs)	(201,028)	(242,292)
GPUs	(1,375,628)	(1,206,827)

Mining Equipment, net	$943,763	$1,272,471

An Ethereum mining server consists of multiple commodity Graphics Processing Units (GPUs) and ancillary components such as chassis, CPU, motherboard, and power supply. The GPUs are solely responsible for the compute power to generate the cryptographic hashes for mining, while the other components act to support the system. Depreciation expense was approximately $199,464 during the three months ended March 31, 2021 and $208,301 for the three months ended March 31, 2020 and is shown separately from the cost of revenues caption on the consolidated statement of operations.

In 2020, the Company purchased approximately $164,000 from related parties.  Additionally, in 2020 the Company exchanged GPUs with a carrying value of $9,000 with a related party.

TTM Digital Assets & Technologies, Inc.

F/K/A TTM Ventures, LLC

Notes to Condensed Consolidated Financial Statements

March 31, 2021 and 2020

NOTE 5 – EQUITY METHOD INVESTMENT

The Up North Hosting balance sheet was as follows as of March 31, 2021 and December 31, 2020:

	March 31,	December 31,
	2021	2020

Current assets	$205,372	$170,996
Non-current assets	1,226,675	1,246,920
Total assets	$1,432,047	$1,417,916

Current liabilities	138,699	131,065
Total liabilities	138,699	131,065

Members’ equity	1,177,265	1,177,265
Retained Earnings	116,083	109,587
Total Members’ Equity	1,293,348	1,286,852

Total Liabilities and Members’ Equity	$1,432,047	$1,417,916

As of March 31, 2021, and December 31, 2020, Up North Hosting’s assets and liabilities were primarily comprised of fixed assets and short-term accrued liabilities as reflected on the consolidated balance sheet.

Fixed assets, net, which are owned by Up North Hosting, were comprised of the following:

	March 31,	December 31,
	2021	2020
Building	$513,388	$513,388
Electrical Infrastructure Assets	525,097	525,097
Machinery & Equipment Assets	29,584	29,584
Mechanical (HVAC) Assets	270,670	270,670
Server and Network Assets	50,246	50,246
Gross value	1,388,986	1,388,986

Accumulated depreciation	(196,746)	(176,500)
Property, plant, and equipment, net	$1,192,240	$1,212,485

TTM Digital Assets & Technologies, Inc.

F/K/A TTM Ventures, LLC

Notes to Condensed Consolidated Financial Statements

March 31, 2021 and 2020

The Up North Hosting statement of operations for the three months ended March 31, 2021 and 2020 was as follows:

	March 31,	March 31,
	2021	2020

Revenues	$246,754	$482,192
Cost of revenues	221,176	175,850
Gross profit	$25,578	$306,342

Selling, general, and administrative	55,328	306,934
Other (Income)/Expense	(36,923)	(7,132)
Net Income (loss)	7,174	6,540

Net Income (loss) attributable to TTM	$3,587	$3,270

For the three months ended March 31, 2021 and 2020, the Company recognized gains on the equity method investment of $3,587 and $3,270, respectively.

The Company’s main cost of revenues relates to the hosting and electricity expenses used to power the Datacenter and the hosted equipment.

NOTE 6 – RELATED PARTY LOAN

On December 31, 2020, the Company received loan proceeds of $75,000 from a member of the Company to provide additional liquidity to purchase available mining equipment for the business. The terms of the loan did not provide for a maturity date but was re-paid during the first quarter in 2021 through the transfer of equipment in a non-cash transaction.

NOTE 7 – DIGITAL ASSETS

The following table presents the roll forward of digital asset activity during the periods ended:

	Three months ended March 31,
	2021	2020
Opening Balance	$23,566	$25,252
Revenue from mining	2,017,591	279,039
Mining pool operating fees	(20,927)	(1,226)
Management fees	(321,581)	(16,941)
Owners distributions	(1,521,216)	(152,472)
Proceeds from sale of digital assets	(250,807)	(120,000)
Realized gain	87,005	6,018
Ending Balance	$13,631	$19,670

NOTE 8 – COMMITMENTS AND CONTINGENCIES

As disclosed in Note 10 – ‘Subsequent Events’ below, the Company entered into a lease-to-purchase arrangement with Coreweave for 1,344 data mining rigs. Per the agreement, the Company has committed to pay $1,850,000 between April and September 2021 with a final payment due of $400,000. The Company will gain operational benefit through control of the assets and will generate revenues from the rigs throughout the arrangement.

TTM Digital Assets & Technologies, Inc.

F/K/A TTM Ventures, LLC

Notes to Condensed Consolidated Financial Statements

March 31, 2021 and 2020

NOTE 9 – CONCENTRATION RISK

The Company had geographic concentration risk with mining operations being exclusively carried out within New York in 2019 and 2020, while the Company has added geographic diversity during April 2021 using a colocation datacenter in North Carolina. Any legislation, such as Bill S6486, that restricts or bans the mining of proof-of-work related digital asset mining in New York State would have a negative impact on the Company’s ability to operate and generate revenues.

Further, the Company had concentrated exposure to the Ethereum blockchain infrastructure through its mining operations during the periods presented. There is a possibility of digital asset mining algorithms transitioning to proof-of-stake validation and other mining related risks, which could make us less competitive and ultimately adversely affect our business and our ability to generate revenues. When and if Ethereum switches to proof-of stake our GPUs will no longer be able to mine Ethereum.

NOTE 10 – WARRANT AGREEMENTS

As part of the TTM Ventures LLC Operating Agreement, signed July 25, 2017, the Managers are provided a warrant to purchase a twenty percent (20%) Membership Interest in the Company upon the occurrence of a Corporate Transaction, at an exercise price of One Dollar ($1) per percent, which was determined to be the fair value market value at the time of the transaction. The warrants were equity classified and therefore measured at issuance during the period ended December 31, 2017. The warrants were exercised on March 30, 2021. There are no other outstanding warrants outstanding as of the period end.

NOTE 11 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through June 24, 2021, the date the financial statements were available to be issued.

The Company closed a reverse triangular merger with Sysorex, Inc. on April 14, 2021 with TTM Digital being the primary business of Sysorex going forward. Under the terms of the Merger Agreement, the Shareholders of TTM Digital received a right to receive an aggregate of 124,218,268 shares of the Company’s common stock, $0.00001 par value per share (the “Merger Shares”) in exchange for their shares of TTM Digital. Simultaneously upon the issuance of the Merger Shares to the TTM Digital Shareholders, the Company was issued all of the authorized capital of TTM Digital and TTM Digital became a wholly owned subsidiary of Sysorex. The Merger resulted in a change of control, with the shareholders of TTM Digital receiving that number of Merger Shares equal to not less than eighty percent (80%) of the outstanding shares of capital stock of the Company. As a result of the Merger, Sysorex now has two wholly owned subsidiaries: TTM Digital and Sysorex Government Services, Inc.

The Company agreed to purchase approximately 4,500 GPUs with specialized Cryptocurrency Mining Processors through execution of an Asset Contribution and Exchange Agreement and a Purchase Order for a lease to buy financing arrangement. The Company issued equity to the sellers representing 28.65% of the equity outstanding for the Company and agreed to installment payments of $2.2 million over 180 days subject to acceleration based on the completion of certain corporate events. The assets and equity were exchanged in April 2021 prior to the reverse merger with Sysorex, Inc. documented herein.

The Company entered into Services Arrangements to host and configure mining management software on the Company’s equipment for the purposes of mining digital assets effective April 1, 2021. As part of the arrangement, the Company will pay an initial down payment of $100,000 which will be applied to future invoices. The ongoing fee is determined based on the number of specific mining systems under the Service Agreement. Based on the number and type of units at the arrangement’s inception, monthly costs are expected to be $32,400. All third-party software costs associated with the Services and operation of the equipment will be passed through to the Company. The initial term of the agreement expires on June 30, 2022 and shall automatically renew thereafter for successive one (1)-year terms.

On April 1, 2021, the Company agreed to issue 4.5% of the authorized shares to a service provider for corporate advisory expertise and consulting services to be provided in relation to the Corporate Transaction that is disclosed herein. The shares are fully vested at issuance and the issuance was ratified by the Board of Directors at the meeting held on April 13, 2021.

We did not identify any additional material events or transactions occurring during this subsequent event reporting period that required further recognition or disclosure in these consolidated financial statements.